Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contacts-Press: Jack Horner - 212-852-7952; jhorner@newscorp.com
Adam Suckling – 61-2-9288-3242; adam.suckling@news.com.au

Investor Relations: Reed Nolte – 212-852-7092; rnolte@newscorp.com
Joe Dorrego – 212-852-7856; jdorrego@newscorp.com

NEWS CORPORATION SUSPENDS VOTING RIGHTS OF A

PORTION OF CLASS B COMMON STOCK HELD BY NON-U.S.

STOCKHOLDERS TO COMPLY WITH U.S. LAW

VOTING POWER OF MURDOCH FAMILY INTERESTS WILL NOT INCREASE

NEW YORK, NY, April 18, 2012 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today announced that in order to ensure compliance with U.S. law, it has suspended the voting rights of a portion of the Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), held by stockholders who are not U.S. citizens (“Non-U.S. Stockholders”). The suspension will not impact the rights of Non-U.S. Stockholders of Class B Common Stock to receive dividends and distributions.

This suspension of voting rights allows the Company to remain compliant with applicable U.S. law governing holders of U.S. broadcast station licenses, which limits both ownership and voting power of corporations owning broadcast station licensees to no more than 25% by Non-U.S. Stockholders. This action secures the critical assets of News Corporation’s valuable television segment, representing the Company’s 27 owned-and-operated stations and the Fox Broadcasting Company, which together generated $4.8 billion in revenue and $681 million in operating profit in fiscal 2011.

Based on information currently available to the Company, the Board of Directors of the Company (the “Board”) has determined that approximately 36% of the Company’s Class B Common Stock is owned by Non-U.S. Stockholders; and the combined ownership of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) and Class B Common Stock by Non-U.S. Stockholders is approximately 22% of the combined outstanding shares of Class A Common Stock and Class B Common Stock. In order to comply with U.S. law and in accordance with Article IV, Section 5 of the Company’s Restated Certificate of Incorporation, the Board approved the immediate suspension of voting rights of 50% of the Class B Common Stock held by Non-U.S. Stockholders.

The suspension of voting rights will remain in place for as long as the Company deems it necessary to maintain compliance with U.S. law. However, it will not apply in connection with any vote on any matter on which holders of Class A Common Stock shall be entitled to vote together with holders of Class B Common Stock as described in the Company’s Restated Certificate of Incorporation.

The Murdoch Family Trust and K. Rupert Murdoch (together the “Murdoch Family Interests”) have entered into an agreement with the Company not to vote or provide voting instructions with respect to a portion of the shares of Class B Common Stock they own during the voting rights suspension period, to the extent that doing so would increase their percentage of voting power from what it was prior to the suspension.

1211 AVENUE OF THE AMERICAS · NEW YORK, NEW YORK 10036 · newscorp.com

Accordingly, after the suspension of voting rights, the aggregate percentage vote of the Murdoch Family Interests will remain initially at 39.7% of the outstanding shares of Class B Common Stock not subject to the suspension of voting rights.

The Company initiated a review of the foreign ownership of its common stock in connection with the regular preparation of its television station renewal applications. The Company expects to provide updated information on ownership of its common stock by Non-U.S. Stockholders no less frequently than as of the record date for each future stockholder meeting, and to revise the suspension of voting rights based on its ongoing monitoring of the level of foreign ownership.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of December 31, 2011 of approximately US$60 billion and total annual revenues of approximately US$34 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.

For more information about the suspension of voting rights, see the Company’s Form 8-K filed today. For more information about News Corporation, please visit www.newscorp.com

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1211 AVENUE OF THE AMERICAS · NEW YORK, NEW YORK 10036 · newscorp.com